Exhibit 5.3

[Letterhead of McGuireWoods LLP]

February 26, 2016

Chemical Specialties LLC

Huntsman International LLC

10003 Woodloch Forest Drive

The Woodlands, TX 77380

Guarantees of Senior Notes of

Huntsman International LLC —

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special North Carolina counsel to Chemical Specialties LLC, a limited liability company organized under the laws of the State of North Carolina (the “NC Guarantor”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement on Form S-4 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “SEC”) on or about the date of this opinion letter by Huntsman International LLC, a limited liability company organized under the laws of the State of Delaware (the “Issuer”), the NC Guarantor and certain other guarantors named therein, of (i) $400,000,000 in aggregate principal amount of the Issuer’s 5.125% Senior Notes due 2022 (the “5.125% Exchange Notes”) and the guarantees of the 5.125% Exchange Notes by the NC Guarantor (the “5.125% Guarantees”) and (ii) €300,000,000 in aggregate principal amount of the Issuer’s 4.25% Senior Notes due 2025 (the “4.25% Exchange Notes”, and together with the 5.125% Exchange Notes, the “Exchange Notes”) and the guarantees of the 4.25% Exchange Notes by the NC Guarantor (the “4.25% Guarantees”, and together with the 5.125% Guarantees, the “Guarantees”).  The 5.125% Exchange Notes and 5.125% Guarantees will be issued pursuant to the Indenture dated as of November 13, 2014 (the “2014 Indenture”) among the Issuer, the NC Guarantor, the other guarantors named therein and Wilmington Trust, National Association, as trustee (the “Trustee”), in exchange for the Issuer’s outstanding 5.125% Senior Notes due 2022 issued on November 13, 2014, and the 4.25% Exchange Notes and 4.25% Guarantees will be issued pursuant to the Indenture dated as of March 31, 2015 (the “2015 Indenture”, and together with the 2014 Indenture, the “Indentures”) among the Issuer, the NC Guarantor, the other guarantors named therein, the Trustee, as trustee, and Citibank, N.A., London Branch, as Paying Agent, Transfer Agent, Registrar and Authenticating Agent, in exchange for the Issuer’s outstanding 4.25% Senior Notes due 2025 issued on March 31, 2015, in each case on the terms set forth in the prospectus contained in the Registration Statement (the

“Prospectus”). This opinion letter is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Documents Reviewed

In connection with this opinion letter, we have examined a final draft of the Registration Statement, including the Prospectus, and conformed copies of the Indentures, including the forms of the Exchange Notes and the Guarantees, previously filed on Form 8-K with the SEC by the Issuer.  In addition, we have examined and relied upon the following:

(i)                                     a certificate from the sole member of the NC Guarantor certifying as to, among other things, (A) true and correct copies of the articles of organization and operating agreement of the NC Guarantor, and (B)  the resolutions of the sole member of the NC Guarantor authorizing the filing of the Registration Statement and the issuance of the Guarantees by the NC Guarantor;

(ii)                                  a certificate dated February 26, 2016 issued by the Secretary of State of the State of North Carolina attesting to the limited liability company status of the NC Guarantor in the State of North Carolina (the “Status Certificate”); and

(iii)                               originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a)         Factual Matters.  To the extent that we have reviewed and relied upon (1) certificates of the NC Guarantor or authorized representatives thereof, (2) representations of the NC Guarantor set forth in the Registration Statement or the Indentures and (3) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b)         Contrary Knowledge of Addressee.  No addressee of this opinion letter has any actual knowledge that any of our factual assumptions is inaccurate.

(c)          Signatures; Legal Capacity.  The signatures of all of the individuals signing the certificates and other documents we have reviewed are genuine and such individuals have the legal capacity to execute and are authorized to sign such certificates and other documents.

(d)         Authentic and Conforming Documents.  All documents submitted to us as originals are authentic, complete and accurate; and all documents submitted to us as copies conform to authentic original documents.

Our Opinions

Based on and subject to the foregoing and the other qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1.              Organizational Status.  Based solely upon the Status Certificate, the NC Guarantor is a validly existing limited liability company under the laws of the State of North Carolina as of the date of the Status Certificate.

2.  Power and Authority.  The NC Guarantor has the limited liability company power and authority to execute and deliver, and to perform its obligations under, the Guarantees and has taken all necessary limited liability company action to authorize the execution, delivery and performance thereof.

Our opinions are limited to the laws of the State of North Carolina, and we do not express any opinion concerning any other law.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter.  We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.  Stoel Rives LLP, legal counsel to the Issuer, the NC Guarantor and the other guarantors referenced in the Registration Statement, may rely upon this opinion with respect to matters set forth herein that are governed by North Carolina law for purposes of its opinion being delivered and filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ McGuireWoods LLP